Exhibit 10.2

CONFORMED COPY

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 31, 2004, by and between The Dun & Bradstreet Corporation (the “Company”) and Steven W. Alesio (“Executive”).

WITNESSETH:

          WHEREAS, the Executive is currently employed by the Company;

          WHEREAS, the Company desires to continue to employ Executive and to enter into a new agreement embodying the terms of employment as Chief Executive Officer of the Company; and

          WHEREAS, Executive desires to accept such continued employment and enter into such an agreement.

          NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

          1. Term of Employment. Except for earlier termination as provided in Section 8 hereof, Executive shall be employed by the Company for a three (3) year term commencing on January 1, 2005 (the “Commencement Date”) and ending on December 31, 2007 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the foregoing, the Executive and the Company may agree, in writing, to extend the Employment Term subject to terms and conditions mutually acceptable to both parties.

          2. Position, Duties and Location.

               a. Effective on the Commencement Date, Executive shall serve as the Chief Executive Officer of the Company. The Executive shall continue to serve as a director on the Board of Directors of the Company (the “Board”). Executive shall report to the Board and at all times, Executive shall have such duties and authority as are commensurate with his then positions. Beginning on May 31, 2005 the Executive shall also be appointed as the Chairman of the Board. At that time the Executive shall have such additional duties and authority as are commensurate with the position of Chairman of the Board.

               b. During the Employment Term, Executive will devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder and, except as provided in the next sentence, will not

Exhibit 10.2

engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Board. Nothing herein shall preclude Executive from accepting appointment to civic or charitable directorships or trusteeships, or otherwise being involved in charitable activities or managing his personal and family passive investments; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9. Executive may continue to serve as a director, trustee or advisory board member on the organizations in which he currently serves, or may serve and which he has identified in writing to the Company prior to or on the date of this Agreement, provided, that, Executive shall resign from such position, upon notification by the Company, that an organization became a competitor of the Company.

               c. Unless otherwise mutually agreed by the parties, Executive’s principal offices shall be located at the Company’s headquarters in Short Hills, New Jersey.

          3. Base Salary. The Company shall pay Executive a base salary at the annual rate of $750,000, as may be increased (but not decreased) from time to time (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

          4. Annual Bonus. With respect to each fiscal year during the Employment Term, pursuant to the Company’s Covered Employee Cash Incentive Plan (or any successor thereto), Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of such goals and performance measures (including financial and employee satisfaction goals) as may be established by the compensation committee of the Board (the “Committee”). The target Annual Bonus for each fiscal year shall be at least one hundred thirty percent (130%) of Base Salary, with a maximum Annual Bonus of at least two hundred percent (200%) of such target Annual Bonus.

          5. Equity Arrangements.

               a. Equity Awards. As soon as practicable after the Commencement Date, the Executive shall receive an initial long-term equity grant with a value equal to $4,000,000. Beginning in 2006, the Executive may be entitled to annual equity-based awards at a level commensurate with the Executive’s position, as determined in the good faith discretion of the Committee.

          6. Employee Benefits and Vacation.

               a. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (other than the Career Transition Plan) (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company at a level commensurate with Executive’s then position,

Exhibit 10.2

including, but not limited to, participation in medical and dental plans, The Profit Participation Plan of The Dun & Bradstreet Corporation, The Dun & Bradstreet Corporation Retirement Account, the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation and the Supplemental Executive Benefit Plan of The Dun & Bradstreet Corporation (“SEBP”) and any successor plans thereto. The Executive is currently and shall be fully vested in his accrued benefit under the SEBP at all times (other than in the case of a Cause termination, which shall be controlled by the provisions of the SEBP) and the Company shall not materially amend the SEBP as it applies to the Executive, except for amendments to maintain appropriate tax treatment, or as required by applicable law.

               b. Vacation. During the Employment Term, Executive shall be entitled to vacation each year in accordance with Company policy for senior level executives, at a level commensurate with Executive’s position.

          7. Business and Travel Expenses and Perquisites.

               a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be paid by the Company in accordance with Company policies.

               b. Perquisites. During the Employment Term, the Executive shall be entitled to participate in fringe benefit and perquisite programs generally provided to senior executives of the Company at a level commensurate with his position.

          8. Termination.

               a. By the Company for Cause, Death or Disability or By Executive’s Voluntary Resignation Without Good Reason.

                    (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause, death or Disability and shall terminate automatically upon Executive’s resignation without Good Reason.

                    (ii) For purposes of this Agreement and any Detrimental Conduct Agreement, “Cause” shall mean (A) willful malfeasance or willful misconduct by Executive in connection with his employment, resulting, in either case, in a significant and demonstrable injury to the Company, (B) willful continuing failure of Executive to perform his material duties under this Agreement after written notice of his failure to so perform (other than as a result of physical or mental incapacity); provided that clause (B) is intended to be based on the efforts of Executive, not the quality of the services performed, (C) Executive’s conviction of, or pleading nolo contendere to, a felony (other than a traffic infraction or as a result of vicarious liability) or (D) Executive’s material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following Executive’s receipt of written notice from the Company describing such breach. For the purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or

Exhibit 10.2

omission was in the best interests of the Company. Notice of Termination for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board (other than Executive) at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith determination of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause. No event described in this Section 8(a)(ii) shall constitute Cause under this Agreement if the Company has not provided Executive with a Notice of Termination within ninety (90) days following the date the chairman of the audit committee of the Company first becomes aware of Executive engaging in conduct constituting Cause.

                    (iii) For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform his material duties for a period of at least six (6) consecutive months or an aggregate of nine (9) months in any twenty-four (24) month period as a result of a physical or mental incapacity. The Company may terminate Executive due to Disability on thirty (30) days prior written notice given during the period Executive is unable to perform his material duties as a result of a physical or mental incapacity; provided, that Executive has not returned to the performance of his material duties prior to the end of the applicable six (6) month or nine (9) month period described above.

                    (iv) For purposes of the Agreement, “Good Reason” shall mean (A) diminution of Executive’s then titles, (B) material diminution of Executive’s then duties, responsibilities, authority or reporting lines, (C) the assignment to Executive of duties not commensurate with his then positions, (D) failure to appoint the Executive as Chairman of the Board by May 31, 2005, removal of the Executive as Chairman, or failure to re-elect the Executive as Chairman, (E) relocation of Executive’s principal office by more than thirty-five (35) miles, or (F) any material willful and knowing breach of the Agreement by the Company (including but not limited to under Section 14(e) hereof) or Section 5(i) of Executive’s Change in Control Agreement; provided that none of the events described in clauses (B), (C) or (F) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within ten (10) business days after the Company’s receipt of such written notice. No event described in this Section 8(a)(iv) shall constitute Good Reason under this Agreement if Executive has not provided the Company with a Notice of Termination within ninety (90) days following the date Executive first becomes aware of such event constituting Good Reason.

                    (v) If Executive’s employment is terminated by the Company for Cause, death or Disability or if Executive resigns without Good Reason

Exhibit 10.2

after giving the Company ten (10) business days advance written notice of such resignation, Executive shall be entitled to receive the following benefits:

          (A) the Base Salary through the date of termination;

          (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

          (C) reimbursement for any unreimbursed business expenses incurred by Executive in accordance with Company policy prior to the date of Executive’s termination;

          (D) such amounts and benefits, if any, as to which Executive may be legally entitled under the employee benefit plans (including, without limitation, payment for accrued but unused vacation days), incentive plans and equity plans of the Company, as modified herein (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”);

          (E) all equity awards granted to the Executive shall be treated in accordance with the applicable grant agreement; and

          (F) in the case of death or Disability, an amount equal to the target Annual Bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive was employed by the Company and the denominator of which is 365 (the “Pro-Rata Bonus”).

          Following such termination of Executive’s employment by the Company for Cause, death or Disability or resignation by Executive without Good Reason (other than upon expiration of the stated Employment Term), except as set forth in this Section 8(a)(v), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

               b. By the Company Without Cause or Resignation by Executive for Good Reason.

                    (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

                    (ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or pursuant to a resignation by Executive for Good Reason, Executive shall be entitled to the following:

          (A) receive the Accrued Rights;

Exhibit 10.2

          (B) receive, subject to Executive’s continued compliance with the provisions of Sections 9 and 10 and execution and delivery of a release substantially in the form attached hereto as Exhibit A, an amount equal to two (2) times the sum of the Base Salary and the target Annual Bonus payable to the Executive through the remainder of the Employment Term as if such termination had not occurred, payable in a lump sum as soon as practicable after such termination;

          (C) all equity awards granted to the Executive shall be treated in accordance with the applicable grant agreement;

          (D) the Pro-Rata Bonus, which shall be paid in a lump sum as soon as practicable after such termination;

          (E) continued medical and dental coverage under the Company’s plans for the Executive and his dependents, for a period equal to two (2) years after termination of employment, on the same basis as active senior executives, provided that such period of coverage shall reduce and count against the Executive’s right to coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”), and such coverage shall cease at such time as coverage would cease under COBRA; and

          (F) a benefit in the SEBP determined in accordance with Section 6 hereof, provided that the Executive’s accrued benefit under the SEBP shall be determined as if the Executive’s employment continued for two (2) years, and as if the Executive received an Annual Bonus, at target level, for two (2) years and in no event shall the Company eliminate or adversely amend the Executive’s right to receive a lump sum distribution under the SEBP and the value thereof as in effect on the date hereof under the SEBP.

          Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

               c. Expiration of Employment Term. Notwithstanding anything herein to the contrary, if the Executive’s employment is terminated on or after the expiration of the Employment Term by the Company without Cause or by the Executive for Good Reason, the Executive Transition Plan is hereby deemed to be amended to provide that any such termination is an “Eligible Termination” (as defined in the Executive Transition Plan) other than by reason of unsatisfactory performance and the Executive shall receive the amounts and benefits under Schedule A of the Executive Transition Plan (or any successor plan) at the level then in effect, but not less than in

Exhibit 10.2

effect on the date hereof. The Executive shall also receive the Accrued Amounts and all equity awards shall be treated in accordance with the applicable grant agreement. If the Executive becomes entitled to payments and benefits under this Section the last sentence of Section 5.7 of the Executive Transition Plan shall not apply.

               d. Termination Following a Change in Control. Notwithstanding Section 8(a) and 8(b), Executive and the Company executed a Change in Control Agreement, which provides severance benefits in the event Executive is terminated by the Company without Cause (as defined in the Change in Control Agreement) or Executive resigns with Good Reason (as defined in the Change in Control Agreement) following, or in connection with, a Change in Control (as defined in the Change in Control Agreement) of the Company. The Company hereby acknowledges and agrees that notwithstanding Section 1 of the Change in Control Agreement, the Change in Control Agreement shall remain in full force and effect during the Employment Term, provided that if a Change in Control shall have occurred during the Employment Term, the Change in Control Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred. Notwithstanding the foregoing, if the Executive becomes entitled to similar payments or benefits under this Agreement and the Change in Control Agreement, then the Executive shall receive the payments or benefits under the Change in Control Agreement only to the extent the payments or benefits thereunder are greater than the payments or benefits available under this Agreement.

               e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) before the expiration of the Employment Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

               f. Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any officerships or Board memberships with the Company and its affiliates.

               g. No Mitigation. Executive shall not be required to mitigate any severance payments due hereunder and the severance shall not be reduced by any amounts otherwise earned by Executive. The amounts due hereunder shall be paid without offset, counterclaim, or defense.

          9. Non-Competition.

               a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

Exhibit 10.2

               (1) During the Employment Term and, for a period of one (1) year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not directly or indirectly, (i) engage in any business that materially competes with the business of the Company (including, without limitation, businesses which the Company has specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person or entity engaged in any business that materially competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that materially competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with, or attempt to interfere with, business relationships (whether formed before or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.

               (2) Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any person or entity engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market or are owned through a mutual fund, private equity fund or other pooled account if Executive (i) is not a controlling person of, or a member of a group which controls, such person or entity and (ii) does not, directly or indirectly, own three percent (3%) or more of any class of securities of such person or entity. Furthermore, the limitations in (1) shall not apply to serving as a director of an entity if less than ten percent (10%) of such entity’s revenues (measured by the last fiscal year of the entity ending prior to the date Executive accepts such a role) are from materially competitive activities, subject to the Board’s approval during the Employment Term as provided in Section 2(b) hereof.

               (3) During the Restricted Period, except in performance of his duties hereunder, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company to leave the employment of the Company, or (ii) hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company within one (1) year prior to or after the termination of Executive’s employment hereunder. This restriction shall not be violated by general advertising or by serving as a reference.

               (4) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company. This restriction shall not be violated by general advertising or by serving as a reference.

               b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such

Exhibit 10.2

maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

          10. Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, except in the performance of his duties hereunder or in compliance with legal process; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. In the event that Executive is compelled by legal process to disclose confidential information, he shall give prompt written notice to the Company prior to any such disclosure to allow the Company the opportunity to object to or otherwise resist such order. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Notwithstanding the foregoing, Executive may also retain his personal Rolodex and similar telephone directories and address book; provided, that, to the extent such personal items contain confidential information, Executive shall be bound by the nondisclosure provisions of this Section 10. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

          11. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer or director of the Company or, at the Company s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

          12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any

Exhibit 10.2

remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          13. Detrimental Conduct Agreement. The Detrimental Conduct Agreement most recently executed by the Executive shall continue to remain in full force and effect in accordance with the terms specified therein, except that it shall be deemed modified as it applies to Executive as follows:

               a. The “Cause” definition in this Agreement shall apply in lieu of the “cause” definition therein.

               b. The “Good Reason” definition in this Agreement shall apply in lieu of the “good reason” definition (or similar words) therein.

               c. A termination by the Executive for Good Reason, as defined herein, shall be treated as an involuntary termination of the Executive (other than for Cause).

               d. It shall not be considered “Detrimental Conduct” if Executive commences employment with an entity and such entity subsequently acquires a competing company provided Executive was not hired for the purpose of the acquisition.

               e. No term of any restrictive covenant (including, without limitation, any non-competition restriction) shall be broader than the similar provision provided in this Agreement and, if not used in this Agreement, shall be deemed not effective in such other agreement.

          14. Miscellaneous.

               a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

               b. Entire Agreement/Amendments. This Agreement, the Change in Control Agreement and the Detrimental Conduct Agreement (as modified by Sections 8 and 13 hereof) contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertaking between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The parties agree that this Agreement, including the Exhibit annexed hereto, shall supercede all prior agreements, whether written or oral, relating to the subject matter hereof.

               c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a

Exhibit 10.2

waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               e. Assignment. This Agreement shall not be assignable by Executive or the Company, except as provided herein. This Agreement shall be assigned by the Company to an entity which is a successor in interest to all or substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor entity, but, the assignor shall not be released hereunder and any such assignee shall promptly deliver to Executive a written assumption in a form reasonably acceptable to Executive.

               f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

               g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          If to the Company:

          The Dun & Bradstreet Corporation
          103 JFK Parkway
          Short Hills, New Jersey 07078
          Attention: Senior Vice President – Human Resources

          If to Executive:

          To the most recent address of Executive set forth in the personnel records of the Company.

               h. Legal Fees. The Company shall pay Executive’s reasonable legal fees and costs associated with entering into this Agreement.

               i. Disputes. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 or Section 10 hereof, shall be settled by arbitration conducted

Exhibit 10.2

before one arbitrator sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration shall be borne by each party; provided, that the fees and expenses of Executive shall be borne by the Company if Executive prevails on the merits as determined by the arbitrator.

          15. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

          16. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          17. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE DUN & BRADSTREET	STEVEN W. ALESIO
CORPORATION

/s/ Allan Z. Loren	/s/ Steven W. Alesio

By: Allan Z. Loren
Title: Chairman & Chief Executive Officer

Exhibit A

RELEASE

1.	Executive, for Executive, Executive’s family, representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Executive had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Executive’s employment to and including the date of this Release relating to or arising out of Executive’s employment with the Company or the termination of such employment other than a claim with respect to a vested right Executive may have to receive benefits under any plan maintained by the Company or to which Executive may be entitled pursuant to his employment agreement (the “Employment Agreement”) or change in control agreement (the “Change in Control Agreement”). Executive represents that Executive will discontinue any action, complaint, charge, grievance or arbitration filed against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan.

2.	Executive covenants that neither Executive, nor any of Executive’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Release, nor will Executive seek to challenge the validity of this Release, except that this covenant not to sue does not affect Executive’s future right to enforce appropriately the terms of the Employment Agreement or Change in Control Agreement in a court of competent jurisdiction.

3.	Notwithstanding anything herein, nothing in this release shall be a release of (i) any rights to indemnification that Executive has under the Employment Agreement, the Company’s Certificate of Incorporation or By-Laws or otherwise with regard to Executive’s services as an employee of the Company; or (ii) any amounts or benefits due under the Employment Agreement or Change in Control Agreement.

4.	Executive acknowledges that (a) Executive has been advised to consult with an attorney at Executive’s own expense before executing this Release and that Executive has been advised by an attorney or has knowingly waived Executive’s right to do so, (b) Executive has had a period of at least forty-five (45) days within which to consider this Release, (c) Executive has a period of seven (7) days from the date that Executive signs this Release within which to revoke it and that this Release will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this Release and freely, voluntarily, knowingly and without coercion enters into this Release, (e) Executive is receiving greater consideration than Executive would receive had Executive not signed this Release and (f) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, The Executive Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary.